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                                                                      EXHIBIT 23



The Board of Directors
Professionals Insurance Company Management Group:

We consent to incorporation by reference in the registration statements (Nos. 333-34359 and 333-34361) on Forms S-8 of Professionals Insurance Company Management Group of our report dated February 27, 1998, relating to the consolidated balance sheets of Professionals Insurance Company Management Group and subsidiaries as of December 31, 1997, and 1996, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997, and the related financial statement schedule, which report appears in the December 31, 1997, annual report on Form 10-K of Professionals Insurance Company Management Group.


KPMG Peat Marwick L.L.P.

East Lansing, Michigan
March 26, 1998